SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c)
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No.__)*

                                  VERISITY LTD.
                     --------------------------------------
                                (Name of Issuer)
                                 --------------

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    M97385112
                                 --------------
                                 (CUSIP Number)

                               September 17, 2002
                               ------------------
             (Date of Event which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [   ]   Rule 13d-1(b)
         [ X ]   Rule 13d-1(c)
         [   ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 19 Pages
                       Exhibit Index Contained on Page 16

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. M97385112                                              13D        Page 2 of 19 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management V, LLC ("ICM5")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]       (b) [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       486,203 shares, which shares are directly owned by Integral
                SHARES                                     Capital Partners V, L.P. ("ICP5").  ICM5 is the general partner
             BENEFICIALLY                                  of ICP5.
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           486,203 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              486,203 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                          [ ]

----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             2.51%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. M97385112                                              13D        Page 3 of 19 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     ICP Management V, LLC ("ICP Management 5")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]       (b) [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       8,145 shares, of which 6,642 shares are directly owned by
                SHARES                                     Integral Capital Partners V Side Fund, L.P. ("Side Fund") and
             BENEFICIALLY                                  1,503 shares are directly  owned by Integral  Capital Partners V
            OWNED BY EACH                                  SLP Side Fund,  LLC ("SLP Side Fund").  ICP Management 5 is the
              REPORTING                                    general partner of Side Fund and the Manager of SLP Side Fund.
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           8,145 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                8,145 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                          [ ]

----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.04%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. M97385112                                              13D        Page 4 of 19 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management VI, LLC ("ICM6")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]       (b) [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       552,652 shares, which are directly owned by Integral Capital
                SHARES                                     Partners VI, L.P. ("ICP6").  ICM6 is the general partner of
             BENEFICIALLY                                  ICP6.
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           552,652 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              552,652 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                          [ ]

----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             2.85%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. M97385112                                              13D        Page 5 of 19 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners V, L.P. ("ICP5")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]       (b) [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       486,203 shares are directly owned by ICP5. Integral Capital
                SHARES                                     Management V, LLC is the general partner of ICP5.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           486,203 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              486,203 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             2.51%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. M97385112                                              13D        Page 6 of 19 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners V Side Fund, L.P. ("Side Fund")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]       (b) [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       6,642  shares  are  directly   owned  by  Side  Fund.  ICP
             BENEFICIALLY                                  Management V, LLC is the general partner of Side Fund.
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH

                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           6,642 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                6,642 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                          [ ]

----------- ------------------------------------------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.03%
    11
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. M97385112                                              13D        Page 7 of 19 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners V SLP Side Fund, LLC ("SLP Side Fund")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]       (b) [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       1,503 shares, which are directly owned by Integral Capital
                SHARES                                     Partners V SLP Side Fund, LLC ("SLP Side Fund").  ICP Management
             BENEFICIALLY                                  V, LLC is the Manager of SLP Side Fund.
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           1,503 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                1,503 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                            0.008%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. M97385112                                              13D        Page 8 of 19 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners VI, L.P. ("ICP6")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]       (b) [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       552,652 shares,  which are directly owned by ICP6. Integral
                SHARES                                     Capital  Management  VI, LLC is the  general  partner of
                ICP6.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           552,652 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              552,652 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             2.85%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).        NAME OF ISSUER:

                  Verisity Ltd.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2041 Landings Drive
                  Mountain View, CA  94043

ITEM 2(a), (b), (c).       NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS
                           OFFICE OR, IF NONE, RESIDENCE, AND CITIZENSHIP:

              This statement is being filed by Integral Capital Management V, LLC, a Delaware limited liability company ("ICM5"), ICP Management V, LLC, a Delaware limited liability company ("ICP Management 5") and Integral Capital Management VI, LLC, a Delaware limited liability company ("ICM6"). The principal business address of ICM5, ICP Management 5 and ICM6 is 2750 Sand Hill Road, Menlo Park, California 94025.

              ICM5 is the general partner of Integral Capital Partners V, L.P., a Delaware limited partnership ("ICP5"). ICP Management 5 is the general partner of Integral Capital Partners V Side Fund, L.P. ("Side Fund") and the Manager of Integral Capital Partners V SLP Side Fund, LLC ("SLP Side Fund"). ICM6 is the general partner of Integral Capital Partners VI, L.P., a Delaware limited partnership ("ICP6"). With respect to ICM5, ICP Management 5 and ICM6, this statement relates only to ICM5's, ICP Management 5's and ICM6's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The Shares have been purchased by ICP5, Side Fund, SLP Side Fund and ICP6, and none of ICM5, ICP Management 5 or ICM6 directly or otherwise hold any Shares. Management of the business affairs of ICM5, ICP Management 5 and ICM6, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the managers of ICM5, ICP Management 5 and ICM6, respectively, such that no single manager of ICM5, ICP Management 5, or ICM6 has voting and/or dispositive power of the Shares.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  M973854112

ITEM 3. IF THIS  STATEMENT IS FILED  PURSUANT TO RULE  13d-1(b),  or 13d-2(b) or
(c), CHECK WHETHER THE PERSON FILING IS A:

         (a)    [  ]   Broker or dealer registered under Section 15 of the Exchange Act.
         (b)    [  ]   Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c)    [  ]   Insurance company as defined in Section 3(a)(19) of the Exchange Act.
         (d)    [  ]   Investment company registered under Section 8 of the Investment Company Act.
         (e)    [  ]   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
         (f)    [  ]   An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
         (g)    [  ]   A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
         (h)    [  ]   A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
         (i)    [  ]   A church plan that is excluded from the definition of an investment company under
                       Section 3(c)(14) of the Investment Company Act;
         (j)    [  ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

   If this statement is filed pursuant to Rule 13d-1(c), check this box. [X].


ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         A.       Integral Capital Management V, LLC ("ICM5")

                  (a)      Amount Beneficially Owned:  486,203
                  (b)      Percent of Class:  2.51%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote: 486,203
                           3.    Sole power to dispose or to direct the
                                 disposition:  -0-
                           4. Shared power to dispose or to direct the disposition: 486,203

         B.       ICP Management V, LLC ("ICP Management 5")

                  (a)      Amount Beneficially Owned:  8,145
                  (b)      Percent of Class:  0.04%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote:  8,145
                           3.    Sole power to dispose or to direct the
                                 disposition:  -0-
                           4. Shared power to dispose or to direct the disposition: 8,145

         C.       Integral Capital Management VI, LLC ("ICM6")

                  (a)      Amount Beneficially Owned:  552,652
                  (b)      Percent of Class:  2.85%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote: 552,652
                           3.    Sole power to dispose or to direct the
                                 disposition:  -0-
                           4. Shared power to dispose or to direct the disposition: 552,652

         D.       Integral Capital Partners V, L.P. ("ICP5")

                  (a)      Amount Beneficially Owned:  486,203
                  (b)      Percent of Class: 2.51%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote: 486,203
                           3.    Sole power to dispose or to direct the
                                 disposition:  -0-
                           4. Shared power to dispose or to direct the disposition: 486,203

         E.       Integral Capital Partners V Side Fund, L.P. ("Side Fund")

                  (a)      Amount Beneficially Owned:  6,642
                  (b)      Percent of Class:  0.03%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote:  6,642
                           3.    Sole power to dispose or to direct the
                                 disposition:  -0-
                           4. Shared power to dispose or to direct the disposition: 6,642

         F.       Integral Capital Partners V SLP Side Fund, LLC
                  ("SLP Side Fund")

                  (a)      Amount Beneficially Owned:  1,503
                  (b)      Percent of Class:  0.008%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote:  1,503
                           3.    Sole power to dispose or to direct the
                                 disposition:  -0-
                           4. Shared power to dispose or to direct the disposition: 1,503

         G.       Integral Capital Partners VI, L.P. ("ICP6")

                  (a)      Amount Beneficially Owned:  552,652
                  (b)      Percent of Class: 2.85%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote: 552,652
                           3.    Sole power to dispose or to direct the
                                 disposition:  -0-
                           4. Shared power to dispose or to direct the disposition: 552,652


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10. CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 18, 2002

                                            INTEGRAL CAPITAL MANAGEMENT V, LLC


                                            By /s/ Pamela K. Hagenah
                                               ---------------------------------
                                                   Pamela K. Hagenah
                                                   a Manager


                                            ICP MANAGEMENT V, LLC


                                            By /s/ Pamela K. Hagenah
                                               ---------------------------------
                                                   Pamela K. Hagenah
                                                   a Manager

                                            INTEGRAL CAPITAL MANAGEMENT VI, LLC


                                            By /s/ Pamela K. Hagenah
                                               ---------------------------------
                                                   Pamela K. Hagenah
                                                   a Manager


                                            INTEGRAL CAPITAL PARTNERS V, L.P.

                                            By Integral Capital Management V,
                                            LLC, its General Partner

                                            By /s/ Pamela K. Hagenah
                                               ---------------------------------
                                                   Pamela K. Hagenah
                                                   a Manager


                                            INTEGRAL CAPITAL PARTNERS V SIDE
                                            FUND, L.P.

                                            By ICP Management V, LLC
                                            its General Partner

                                            By /s/ Pamela K. Hagenah
                                               ---------------------------------
                                                   Pamela K. Hagenah
                                                   a Manager

                                            INTEGRAL CAPITAL PARTNERS V SLP
                                            SIDE FUND, LLC

                                            By ICP Management V, LLC,
                                            its Manager


                                            By /s/ Pamela K. Hagenah
                                               ---------------------------------
                                                   Pamela K. Hagenah
                                                   a Manager

                                            INTEGRAL CAPITAL PARTNERS VI, L.P.

                                            By Integral Capital Management VI,
                                            LLC its General Partner


                                            By /s/ Pamela K. Hagenah
                                               ---------------------------------
                                                   Pamela K. Hagenah
                                                   a Manager

                                  EXHIBIT INDEX


                                                                   Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:        Agreement of Joint Filing                        17

                                    EXHIBIT A

                            Agreement of Joint Filing


                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated September 18, 2002 containing the information required by Schedule 13G, for the 1,047,000 Shares of capital stock of Verisity Ltd. held by Integral Capital Partners V, L.P., a Delaware limited partnership, Integral Capital Partners V Side Fund, L.P., a Delaware limited partnership, Integral Capital Partners V SLP Side Fund, LLC, a Delaware limited liability company, and Integral Capital Partners VI, L.P., a Delaware limited partnership.

Date:  September 18, 2002

                                            INTEGRAL CAPITAL MANAGEMENT V, LLC


                                            By /s/ Pamela K. Hagenah
                                               ---------------------------------
                                                   Pamela K. Hagenah
                                                   a Manager

                                            ICP MANAGEMENT V, LLC


                                            By /s/ Pamela K. Hagenah
                                               ---------------------------------
                                                   Pamela K. Hagenah
                                                   a Manager

                                            INTEGRAL CAPITAL MANAGEMENT VI, LLC


                                            By /s/ Pamela K. Hagenah
                                               ---------------------------------
                                                   Pamela K. Hagenah
                                                   a Manager

                                            INTEGRAL CAPITAL PARTNERS V, L.P.

                                            By Integral Capital Management V,
                                            LLC, its General Partner


                                            By /s/ Pamela K. Hagenah
                                               ---------------------------------
                                                   Pamela K. Hagenah
                                                   a Manager


                                            INTEGRAL CAPITAL PARTNERS V SIDE
                                            FUND, L.P.

                                            By ICP Management V, LLC,
                                            its General Partner


                                            By /s/ Pamela K. Hagenah
                                               ---------------------------------
                                                   Pamela K. Hagenah
                                                   a Manager


                                            INTEGRAL CAPITAL PARTNERS V SLP
                                            SIDE FUND, LLC

                                            By ICP Management V, LLC,
                                            its Manager


                                            By /s/ Pamela K. Hagenah
                                               ---------------------------------
                                                   Pamela K. Hagenah
                                                   a Manager

                                            INTEGRAL CAPITAL PARTNERS VI, L.P.

                                            By Integral Capital Management VI,
                                            LLC, its General Partner


                                                By /s/ Pamela K. Hagenah
                                               ---------------------------------
                                                   Pamela K. Hagenah
                                                   a Manager